FOR IMMEDIATE RELEASE

Company Contact:	Media Contact:	Investor Relations Contact:
Robert R. Schiller	Michael Fox	James R. Palczynski
President & Chief Operating Officer	President, Corporate Communications Group	Principal
Armor Holdings, Inc.	Integrated Corporate Relations, Inc.	Integrated Corporate Relations, Inc.
904.741.5400	203.682.8218	203.682.8229
www.armorholdings.com	mfox@icrinc.com	jp@icrinc.com

ARMOR HOLDINGS, INC. REPORTS RECORD REVENUES
AND EARNINGS IN THE FOURTH QUARTER

- 4th Quarter Earnings Per Share Increases 40.5% to $1.04 vs. Prior Year of $0.74 -
- Increases FY06 EPS Guidance to $4.10 to $4.30—
- Sees Continued Strong Demand for All Force-Protection Equipment Categories -

Jacksonville, Florida — January 31, 2006 — Armor Holdings, Inc. (NYSE:AH), a leading manufacturer and distributor of security products and vehicle armor systems serving military, law enforcement, homeland security and commercial markets, announced today financial results for the fourth quarter and fiscal year ended December 31, 2005.

Fourth Quarter Results

For the fourth quarter ended December 31, 2005, the Company reported revenue of $452.7 million, an increase of 34.1% versus the year-ago quarter’s $337.5 million. Net income for the fourth quarter was $37.6 million, or $1.04 per diluted share, versus the year-ago quarter’s net income of $26.4 million, or $0.74 per diluted share. Included in the fourth quarter 2005 results are pre-tax integration and other charges of $2.6 million, or $0.06 per diluted share on an after-tax basis, which compares with prior year charges of $524,000, or $0.01 per diluted share on an after-tax basis. Integration and other charges in the fourth quarter of 2005 relate primarily to the Bianchi and Second Chance acquisitions. There is also an $857,000 pre-tax gain included in other income, or $0.02 per diluted share after tax, resulting from an increase in the fair market value of 1 million put option contracts on Company stock expiring prior to July 2006.

Internal revenue growth, assuming that companies acquired after December 31, 2003, were owned effective January 1, 2004, was 24%, including (0.5%) for foreign currency movements. Internal revenue growth (decline) by segment, including foreign currency movements, was 36% for the Aerospace & Defense Group, 5% for the Products Group and (13%) for the Mobile Security Division. The Mobile Security Division internal revenue decline was primarily a result of a surge in demand in Europe in the fourth quarter of the prior year, which made for a difficult comparison.

The Company’s gross profit margin in the fourth quarter decreased to 22.5% of revenues versus 23.7% in the year-ago quarter due to a reduction in Aerospace & Defense Group gross margins. The Company's selling, general and administrative expenses as a percentage of revenue improved to 7.8% of revenue versus 9.2% of revenue in the year-ago quarter. This improvement was primarily due to the Company's ability to continue to scale its business.

Earnings before interest, taxes, depreciation and amortization (‘‘EBITDA’’) for the fourth quarter increased by 29% to $66.9 million versus $52.0 million in the year-ago quarter. Following this press release is a reconciliation of net income to EBITDA for the three months ended December 31, 2005 and 2004.

Cash flow from operating activities for the fourth quarter was $75.4 million versus negative $(6.5) million in the year-ago quarter. Free cash flow, defined as net cash provided by operating activities less purchase of property and equipment, was positive $70.9 million versus negative $(14.8) million in the same period last year. Following this press release is a reconciliation of net cash provided by operating activities to free cash flow for the three months ended December 31, 2005 and 2004. The increase in net cash provided by operating activities and free cash flow resulted primarily from increased earnings and a reduction in working capital growth from the prior year.

Robert R. Schiller, President and Chief Operating Officer of Armor Holdings, Inc., commented, ‘‘We are extremely pleased with the record results we have achieved and with the strategic progress we have made in our business model over the course of the past year. We exceeded all of our operational and financial targets, smoothly integrated the acquisitions of Specialty Defense and Bianchi International, and effectively leveraged our asset purchase from Second Chance. We also continued to build and effectively utilize our large and growing staff of engineers and scientists to develop market-leading products and to make advances in the technology of force protection.’’

Mr. Schiller continued, ‘‘We have developed greater visibility on our business for 2006 as a result of our expanding capabilities, our deepening relationship with the Department of Defense, and what we believe is a highly favorable procurement trend across many categories of force-protection equipment. In the Aerospace and Defense segment, we believe that we have excellent opportunities to continue our strong pace of vehicle armoring, show strong growth in the individual equipment category, and to identify new areas for growth. We also expect to have excellent opportunities in our law-enforcement products and mobile security segments, where long-term trends appear to remain clear and strong.’’

Year-End Results

For the fiscal year ended December 31, 2005, the Company reported revenue of $1,636.9 million, an increase of 67% versus the prior year’s $979.7 million. Net income for the fiscal year ended December 31, 2005, was $132.5 million, or $3.70 per diluted share, versus prior year’s $80.5 million, or $2.44 per diluted share. Included in the fiscal year ended December 31, 2005, results is a $19.9 million pre-tax charge, or $0.34 per diluted share after tax, due to a voluntary Zylon® Vest Exchange Program. There are $4.9 million of pre-tax integration and other charges, or $0.10 per diluted share on an after-tax basis, recorded in the fiscal year ended December 31, 2005. There is also a $5.9 million, net pre-tax gain included in other income, or $0.16 per diluted share after tax, resulting from the unexercised expiration of our 2.5 million put option contracts on Company stock and an increase in the fair market value of 1 million put option contracts on Company stock expiring prior to July 2006. Included in the fiscal year ended December 31, 2004, results was a $6.3 million pre-tax, or $0.19 per diluted share after-tax, non-cash charge due to the accelerated vesting of performance based, long-term, restricted stock awards granted to certain senior executives in 2002, as well as a $5.0 million pre-tax charge, or $0.09 per diluted share on an after-tax basis, for the prior year warranty revision and product exchange program concerning the Company’s Zylon®-based ballistic vests. The Company also incurred approximately $4.0 million pre-tax, or $0.07 per diluted share on an after-tax basis, of integration and other charges in the fiscal year ended December 31, 2004.

Internal revenue growth (decline), assuming that companies acquired after December 31, 2003, were owned effective January 1, 2004, was 54%, including 0.2% for foreign currency movements. Internal revenue growth (decline) by segment, including foreign currency movements, was 85% for the Aerospace & Defense Group, (1%) for the Products Group and 12% for the Mobile Security Division. It should be noted that the internal revenue growth of the Products Group was negatively impacted by law enforcement officer concerns surrounding Zylon®-based ballistic vests relating to the National Institute of Justice’s decertification of all such vests.

The Company’s gross profit margin in the fiscal year ended December 31, 2005, decreased to 23.7% of revenues versus the year-ago level of 27.2% of revenues. The reduction in gross profit margin was largely a function of revenue mix and changing customer specifications within the Aerospace & Defense Group, and lower selling prices negotiated on the HMMWV contract renewal, which began to impact gross margins in the third quarter of 2004. The gross profit margin excludes separately identified cost associated with the Vest Exchange Program/warranty revision of $19.9 million, or 1.2% of revenues, for fiscal 2005 and $5.0 million, or 0.5% of revenues, for fiscal 2004. The Company's selling, general and administrative expenses as a percentage of revenue improved to 8.5% of revenue versus the year-ago level of 10.2% of revenue. This improvement was primarily due to the Company's ability to continue to scale its business.

EBITDA for the fiscal year ended December 31, 2005, increased by 48% to $236.0 million versus the year-ago level of $159.6 million. Following this press release is a reconciliation of net income to EBITDA for the fiscal years ended December 31, 2005 and 2004.

Net cash provided by operating activities for the fiscal year ended December 31, 2005, was $134.9 million versus the year-ago level of $17.3 million. Free cash flow, defined as net cash provided by operating activities less purchase of property and equipment, was $119.3 million versus the year-ago level of negative $(2.2) million. Following this press release is a reconciliation of net cash provided by operating activities to free cash flow for the fiscal years ended December 31, 2005 and 2004. The increase in net cash provided by operating activities and free cash flow resulted primarily from increased earnings and a reduction in working capital growth from the prior year.

Balance Sheet

As of December 31, 2005, the Company reported cash, cash equivalents and equity-based securities of $500 million compared to $421 million at December 31, 2004. Cash equivalents at December 31, 2005, excluded $29 million of cash that was invested in equity-based securities, which is reflected on our balance sheet as a long-term asset in accordance with accounting principles generally accepted in the United States. Total debt (short-term, current portion and long-term) was $497 million at December 31, 2005, compared to $501 million at December 31, 2004.

During 2005, the Company sold put options covering 3.5 million shares of the Company’s common stock in various private transactions, of which put options covering 2.5 million shares expired unexercised. The remaining put options covering 1 million shares (2.8% of outstanding shares) have a weighted average strike price of $40.00 per share and expire prior to July 2006. If the purchasers exercise the put options, the Company will be required to repurchase its shares or enter into alternative cash settlement arrangements at the negotiated strike price. If all of these put options are exercised, the Company would have 6.3 million shares remaining under its repurchase programs. If the Company’s stock price were to decline below $39.31 on the settlement date of the remaining put options, the Company would be required to record a loss on the put options that may be material depending on the final closing price of the Company’s stock on the expiration dates.

Guidance

The Company anticipates fiscal 2006 revenues of $1.71 billion to $1.77 billion and fully diluted earnings per share of $4.10 to $4.30, up from previously issued fully diluted earnings per share guidance on October 20, 2005, of a minimum of $3.55. The current guidance range also includes $0.02 to $0.03 of integration costs and $19 million to $20 million of internal research and development expenses. The Company anticipates fiscal 2006 free cash flow of $125 million to $150 million, which includes $30 million to $34 million of capital expenditures. The Company expects first quarter 2006 diluted earnings per share of $1.05 to $1.10, after approximately $0.01 of integration costs. The Company would like to note that its earnings per share estimates for the first quarter and full year 2006 exclude the additional potential impact of any non-operating, non-cash expense or income associated with outstanding put options. This potential put option expense or income will fluctuate with Armor Holdings' share price movement.

Robert Schiller commented, ‘‘We will continue to make it our mission, as we develop our Company and its capabilities to create the best products possible. We know that the interests of our shareholders are aligned with the interests of our customer and our end-users, which is to provide them with life saving equipment and to ensure their ability to perform the difficult tasks they face every day. As we look ahead to the future of our business, we are encouraged by the strong recognition received for our efforts by a variety of important constituencies and our superior competitive and financial position. We believe that we can continue to produce superior levels of return and value for our shareholders.’’

CONFERENCE CALL SCHEDULED FOR JANUARY 31, 2006, AT 5:00 PM (EASTERN)

As previously announced, the Company will hold a teleconference at 5:00 PM (Eastern) on January 31, 2006, to discuss its fourth quarter results.

There are two ways to participate in the conference call — via teleconference or webcast. Access the webcast by visiting the Armor Holdings, Inc. website (http://www.armorholdings.com). You may listen by selecting Investor Relations and clicking on the microphone.

Via telephone, the dial-in number is 1-800-230-1951 for domestic callers or 1-612-288-0318 for international callers. There is no passcode required for this call. There will be a question/answer session at the end of the conference call, at which point only securities analysts will be able to ask questions. However, all callers will be able to listen to the questions and answers during this period.

An archived copy of the call will be available via replay at 1-800-475-6701 — access code 816891 for domestic callers, or 1-320-365-3844 — access code 816891 for international callers. The teleconference replay will be available beginning at 12:00 a.m. on Wednesday, February 1st, and ending at 11:59 p.m. on Wednesday, February 8th.

About Armor Holdings

Armor Holdings, Inc. (NYSE: AH) is a diversified manufacturer of branded products for the military, law enforcement, and personnel safety markets. Additional information can be found at http://www.armorholdings.com.

Certain matters discussed in this press release constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. The Company may use words such as "anticipates," "believes," "plans," "expects," "intends," "future," and similar expressions to identify forward-looking statements. These risks and uncertainties are described in the Company's filings with the Securities and Exchange Commission, including the Company's Registration Statement on Form S-3, its 2004 Form 10-K and amendments thereto and most recently filed Forms 8-K and 10-Q.

All references to earnings per share amounts in this press release are on a fully diluted basis.

- Tables follow -

ARMOR HOLDINGS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004
REVENUES:
Aerospace & Defense	$332,327	$234,379	$1,188,598	$605,398
Products	87,604	65,523	308,878	249,765
Mobile Security	32,728	37,646	139,454	124,520
Total revenues	452,659	337,548	1,636,930	979,683
COSTS AND EXPENSES:
Cost of revenues	350,863	257,421	1,248,596	714,192
Cost of vest exchange program/warranty revision	500	—	19,900	5,000
Selling, general and administrative expenses	35,231	30,929	139,304	100,261
Amortization	2,410	1,318	8,627	4,255
Integration	1,362	524	3,669	2,558
Other charges	1,200	—	1,200	7,702
OPERATING INCOME	61,093	47,356	215,634	145,715
Interest expense, net	1,143	1,591	6,281	6,776
Other (income) expense, net	(685)	2,066	(4,025)	1,945
INCOME FROM CONTINUING OPERATIONS BEFORE PROVISION FOR INCOME TAXES	60,635	43,699	213,378	136,994
PROVISION FOR INCOME TAXES	23,052	17,345	80,868	56,417
INCOME FROM CONTINUING OPERATIONS	37,583	26,354	132,510	80,577
LOSS FROM DISCONTINUED OPERATIONS, NET OF TAX	—	—	—	(38)
NET INCOME	$37,583	$26,354	$132,510	$80,539
NET INCOME PER COMMON SHARE—BASIC
INCOME FROM CONTINUING OPERATIONS	$1.07	$0.78	$3.83	$2.56
LOSS FROM DISCONTINUED OPERATIONS	0.00	0.00	0.00	0.00
BASIC EARNINGS PER SHARE	$1.07	$0.78	$3.83	$2.56
NET INCOME PER COMMON SHARE—DILUTED
INCOME FROM CONTINUING OPERATIONS	$1.04	$0.74	$3.70	$2.44
LOSS FROM DISCONTINUED OPERATIONS	0.00	0.00	0.00	0.00
DILUTED EARNINGS PER SHARE	$1.04	$0.74	$3.70	$2.44
WEIGHTED AVERAGE DILUTED SHARES	36,243	35,555	35,822	33,025

ARMOR HOLDINGS, INC. AND SUBSIDIARIES
Reconciliation of Net Income to EBITDA
(Unaudited)

(in thousands)	Three Months Ended		Twelve Months Ended
	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004
Net income	$37,583	$26,354	$132,510	$80,539
Plus: Loss from discontinued operations, net of tax	—	—	—	38
Plus: Provision for income taxes	23,052	17,345	80,868	56,417
Plus: Other (income) expense, net	(685)	2,066	(4,025)	1,945
Plus: Interest expense, net	1,143	1,591	6,281	6,776
Operating income	61,093	47,356	215,634	145,715
Plus: Amortization (Note A)	2,410	1,318	8,627	4,255
Plus: Depreciation	3,420	3,364	11,779	9,645
EBITDA (Note B)	$66,923	$52,038	$236,040	$159,615

Note A.	Amortization for acquired intangibles with finite useful lives.

Note B.	EBITDA, which represents the results from continuing operations before interest, other (income) expense, income taxes, and certain non-cash items, including depreciation and amortization, is presented in the earnings release because our credit facility and the trust indentures under which our $150 million 8.25% Senior Subordinated Notes maturing in 2013 and our $345 million 2% Senior Subordinated Convertible Notes maturing in 2024, unless earlier converted, redeemed or repurchased, are issued, contain financial covenants which generally are based, in part, on EBITDA. Additionally, management believes that EBITDA, as defined, is a common alternative to measure value and performance. We cannot assure you that these measures are comparable to similarly titled measures presented by other companies.

Reconciliation of Net Cash Provided by (Used in) Operating Activities to Free Cash Flow
(Unaudited)

(in thousands)	Three Months Ended		Twelve Months Ended
	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004
Net cash provided by (used in) operating activities	$75,398	$(6,476)	$134,875	$17,265
Less: Purchase of property and equipment	(4,538)	(8,358)	(15,593)	(19,419)
Free cash flow (Note C)	$70,860	$(14,834)	$119,282	$(2,154)

Note C.	Free cash flow, which represents the net cash provided by (used in) operating activities less purchase of property and equipment, is presented in the earnings release because management believes that free cash flow is a common alternative to measure liquidity. Management considers the purchase of property and equipment to be a normal and recurring expenditure. By deducting purchase of property and equipment from net cash provided by or used in operations, management believes this measure provides a more thorough measurement of operating cash flow. We cannot assure you that this measure is comparable to similarly titled measures presented by other companies.

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